SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Oplink Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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OPLINK COMMUNICATIONS, INC.

3469 North First Street
San Jose, CA 95134-1803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On November 11, 2004

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of OPLINK COMMUNICATIONS, INC., a Delaware corporation (the “Company”). The meeting will be held on Thursday, November 11, 2004 at 10:00 a.m. local time at 3469 North First Street, San Jose, CA 95134-1803 for the following purposes:

1. To elect one (1) director to hold office until the 2007 Annual Meeting of Stockholders.

2. To consider and approve amendments to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split pursuant to which any whole number of outstanding shares between and including three (3) and ten (10) would be combined into one (1) share of the Company’s common stock and to authorize the Board of Directors to select and file one (1) such amendment, at any time prior to the 2005 Annual Meeting of Stockholders or at no time, in the sole discretion of the Board of Directors.

3. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2005.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      These foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The record date for the Annual Meeting is September 29, 2004. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Eric C. Jensen
Secretary

San Jose, California

October 8, 2004

          You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1
ELECTION OF DIRECTORS
PROPOSAL 2 AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS OF THE COMPANY
Summary Compensation Table
EQUITY COMPENSATION PLAN INFORMATION
STOCK OPTION GRANTS AND EXERCISES
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR END OPTION VALUES
EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION2
CERTAIN TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
APPENDIX A
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
APPENDIX B CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF OPLINK COMMUNICATIONS, INC. (A DELAWARE CORPORATION)

OPLINK COMMUNICATIONS, INC.

3469 North First Street
San Jose, CA 95134-1803

PROXY STATEMENT

FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

November 11, 2004

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

      We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Oplink Communications, Inc. (sometimes referred to as the “Company” or “Oplink”) is soliciting your proxy to vote at the 2004 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

      The Company intends to mail this proxy statement and accompanying proxy card on or about October 8, 2004 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

      Only stockholders of record at the close of business on September 29, 2004 will be entitled to vote at the annual meeting. On this record date, there were 147,551,121 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

      If on September 29, 2004 your shares were registered directly in your name with Oplink’s transfer agent, The Bank of New York, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

      If on September 29, 2004 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

      There are three (3) matters scheduled for a vote:

•	Election of one (1) director;

•	To consider and approve amendments to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split pursuant to which any whole number of outstanding shares between and including three (3) and ten (10) would be combined into one (1) share of the Company’s common stock and to authorize the Board of Directors to select and file one (1) such amendment, at any time prior to the 2005 Annual Meeting of Stockholders, or at no time, in the sole discretion of the Board of Directors; and

•	Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2005.

How do I vote?

      You may either vote “For” the nominee to the Board of Directors or you may “Withhold” your vote for the nominee. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

      If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

      If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Oplink Communications, Inc. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

      On each matter to be voted upon, you have one vote for each share of common stock you own as of September 29, 2004.

What if I return a proxy card but do not make specific choices?

      If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the nominee for director; “For” amending the Company’s Amended and Restated Incorporation to effect a reverse stock split for the Company’s common stock pursuant to which any whole number of outstanding shares between and including three (3) and ten (10) would be combined into one (1) share of the Company’s common stock and to authorize the Board of Directors to select and file one(1) such amendment, at any time prior to the 2005 Annual Meeting of Stockholders, or at no time, in the sole discretion of the Board of Directors; and “For” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

      We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

      If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

      Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to the Company’s Secretary at 3469 North First Street, San Jose, CA 95134-1803.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

      If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

      To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by June 10, 2005, to the Company’s Secretary at 46335 Landing Parkway, Fremont, CA 94538. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so not later than the close of business on August 15, 2005 nor earlier than the close of business on July 14, 2005. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

How are votes counted?

      Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal except Proposal 2. For Proposal 2, broker non-votes will have the same effect as “Against” votes.

      If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine (such as Proposals 1 and 3) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items (such as Proposal 2) for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	For the election of the director, the nominee receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal No. 2, to amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split pursuant to which any whole number of outstanding shares between and including three (3) and ten (10) would be combined into one (1) share of the Company’s common stock and to authorize the Board of Directors to select and file one (1) such amendment at any time prior to the 2005 Annual Meeting of Stockholders, or at no time, in the sole discretion of the Board of Directors, must receive a “For” vote from the majority of the outstanding shares either in person or by proxy. If you do not vote, or “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have the same effect as “Against” votes.

•	To be approved, Proposal No. 3 the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2005 must receive a “For” vote from the majority of shares either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 147,551,121 outstanding and entitled to vote. Thus, 73,775,561 must be represented by stockholders present at the meeting or by proxy to have a quorum.

      Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum of the votes present at the meeting the Company may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

      Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of fiscal 2005.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Company’s Board of Directors presently has three (3) members. The Board of Directors is divided into three (3) classes, and each class has a three-year term. There are currently two (2) directors in the class with terms of office expiring in 2005 and three (3) directors in the class with terms of office expiring in 2006. Due to a vacancy created by the earlier resignation of Allen Hsu, who was a director in the class with a term of office expiring in 2004, there are currently no directors in the class with a term of office expiring in 2004.

      In order to have at least one (1) director in each of the three (3) classes, the Board of Directors has elected, subject to stockholder approval, to move Joseph Y. Liu from the class with a term of office expiring in 2006 to the class with a term of office expiring in 2007. Provided Mr. Liu is elected at the Annual Meeting, he will serve until the 2007 annual meeting as a member of such class and until his successor is elected and has qualified, or until Mr. Liu’s earlier death, resignation or removal. Mr. Liu is currently a director of the Company who was previously elected by the stockholders.

      Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

      It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting. None of the directors and nominees for election as a director at the 2003 annual meeting of stockholders were in attendance at the 2003 annual meeting of stockholders.

Nominee for Election for a Three-year Term Expiring at the 2007 Annual Meeting

Joseph Y. Liu

      Mr. Joseph Y. Liu, age 53, is one of our founders and has served as our Chief Executive Officer, President and a member of our Board of Directors since October 2002. Previously, Mr. Liu was a board member from August 2002 to October 2002. Mr. Liu was our Chief Executive Officer from September 1999 to November 2001. Mr. Liu was our Chairman of the Board of Directors from November 2001 to August 2002 and since our inception in 1995 through May 2000. From 1994 to 1995, Mr. Liu was the General Partner of Techlink Technology Ventures. Prior to 1994, Mr. Liu spent ten years as Chairman and Chief Executive Officer of Techlink Semiconductor and Equipment Corp., a semiconductor equipment and technology company. Mr. Liu also serves as a director of InterVideo, Inc., a DVD software provider. Mr. Liu received his B.S. from Chinese Cultural University, Taiwan and his M.S. from California State University, Chico.

The Board of Directors Recommends

a Vote in Favor of the Nominee.

Directors Continuing in Office Until the 2005 Annual Meeting

Chieh Chang

      Mr. Chieh Chang, age 52, has been a member of our Board of Directors since September 1995. From February 2000 to February 2003, Mr. Chang has served as Chief Executive Officer of Programmable Microelectronics Company, Inc., a fabless semiconductor design company. From April 1992 to August 1996, Mr. Chang was the Director of Technology at Cirrus Logic, Inc., a semiconductor company. Mr. Chang received his B.S. in Electrical Engineering from the National Taiwan University and his M.S. in Electrical Engineering from UCLA.

Herbert Chang

      Mr. Herbert Chang, age 42, has been a member of our Board of Directors since August 1996 and became the chairman of the board in August 2002. Since April 1996, Mr. Chang has been President of InveStar Capital Inc., a technology venture capital management firm based in Taiwan. From 1994 to 1996, Mr. Chang was Senior Vice President at WK Technology Fund, a venture capital fund. Mr. Chang serves on the board of directors of Marvell Technology Group Ltd., a manufacturer of integrated circuits for communications-related markets, and Vialta, Inc., a home entertainment and communications products company. Mr. Chang received his B.S. from National Taiwan University and his M.B.A. from National Chiao-Tung University in Taiwan.

Directors Continuing in Office Until the 2006 Annual Meeting

Jesse W. Jack

      Mr. Jesse W. Jack, age 68, has been a member of our Board of Directors since July 2002. Since January 2003, Mr. Jack has been self-employed as an attorney with The Law Offices of Jesse Jack. He is also the Vice President and General Counsel for I-Bus Corporation, a privately held company. From 1994 until January 2003, Mr. Jack was a partner in the law firm of Jack & Keegan, a California Limited Liability Partnership. Mr. Jack served on the board of directors of The Parkinson’s Institute from 1988 through 2000. Mr. Jack received his B.S. from California State University, San Jose and his J.D. from Hastings College of Law.

Leonard J. LeBlanc

      Mr. Leonard J. LeBlanc, age 63, has been a member of our Board of Directors since July 2000. Since August 2000, Mr. LeBlanc has been on the Board of Directors of eBest Inc. From February 2001 to September 2003, Mr. LeBlanc was Vice President of Corporate Development and Acting Chief Financial Officer of eBest Inc., a private software company providing collaborative business management solutions. Mr. LeBlanc was the Executive Vice President and Chief Financial Officer of Vantive Corporation, a

customer relationship management software and solution company, from August 1998 to January 2000. From March 1996 to July 1997, Mr. LeBlanc was the Executive Vice President of Finance and Administration and Chief Financial Officer at Infoseek Corporation, an Internet search and navigation company. From September 1993 to December 1994, Mr. LeBlanc served as Senior Vice President, Finance and Administration of GTECH Corporation, a manufacturer of lottery equipment and systems. From May 1987 to December 1992, Mr. LeBlanc served as Executive Vice President, Finance and Administration and Chief Financial Officer of Cadence Design Systems, Inc., an electronic design automation software company. Mr. LeBlanc also serves on the board of directors of AXT, Inc., a company involved with the manufacture and sale of high-performance compound semiconductor substrates. Mr. LeBlanc received his B.S. and M.S. from the College of Holy Cross, and his master’s degree in finance from George Washington University.

Independence of the Board of Directors

      As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.

      Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board affirmatively has determined that all of the Company’s directors are independent directors as independence is currently defined in the Nasdaq listing standards except for Mr. Liu, the President and Chief Executive Officer of the Company.

Information Regarding the Board of Directors and its Committees

      In June 2004, the Board of Directors documented the governance practices followed by the Company by adopting Corporate Governance Policies to assure that the Board will have the necessary practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The policies are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Policies set forth the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, and board committees and Board member responsibilities. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002.

      As required under new Nasdaq listing standards, the Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

      During the fiscal year ended June 30, 2004, the Board of Directors had nine meetings and acted by unanimous written consent five times. The Board has three main committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership information for fiscal 2004 for each of the above-listed committees:

Governance and
Name	Audit		Compensation		Nominating

Chieh Chang	X		X
Herbert Chang			X	*	X *
Leonard J. LeBlanc	X	*
Jesse W. Jack	X				X
Joseph Y. Liu

*	Committee Chairperson.

Board Committees and Meetings

      The Board of Directors met nine (9) times during the last fiscal year. For the last fiscal year, all directors attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

      Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding the independence requirements of the Nasdaq Stock Market and the rules and regulations of the Securities and Exchange Commission (the “SEC”), as such requirements are defined as of the mailing date of this proxy statement, and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

      The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s periodic reports; and discusses with management and the independent auditors the results of the annual audit and the results of the Company’s quarterly financial statements.

      The Audit Committee is composed of three (3) non-employee directors: Chieh Chang, Jesse W. Jack and Leonard J. LeBlanc. Mr. LeBlanc serves as Chairman of the Audit Committee. The Audit Committee met nine (9) times during our last fiscal year. The Board of Directors has also determined that at least one member of the Audit Committee, Mr. LeBlanc, is an “audit committee financial expert” (as defined by SEC rules and regulations). A copy of the amended charter of the Audit Committee is included in this proxy statement as Appendix A.

Compensation Committee

      The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company’s stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board of Directors may delegate. The Compensation Committee is composed of two non-employee directors: Chieh Chang and Herbert Chang. Mr. Herbert Chang serves as Chairman of the Compensation Committee. It met one time during our last fiscal year and acted by unanimous written consent three times.

Nominating and Corporate Governance Committee

      The Nominating and Corporate Governance Committee identifies, evaluates and recommends candidates for membership on the Company’s Board of Directors and committees thereof and oversees the Company’s corporate governance procedures. The Nominating and Corporate Governance Committee has not yet determined whether it will consider nominees recommended by stockholders or, if so, what procedures stockholders should follow in submitting recommendations. The Nominating and Corporate Governance Committee is composed of two non-employee directors: Herbert Chang and Jesse W. Jack. Mr. Herbert Chang serves as Chairman of the Nominating and Corporate Governance Committee. The Nominating and

Corporate Governance Committee was formed in August 2002 and did not meet or act by written consent during our last fiscal year.

      The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee generally uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. At this time, the Nominating and Corporate Governance Committee does not consider director candidates recommended by stockholders, but reserves the right to consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

      During the fiscal year ended June 30, 2004, all directors attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

Report of the Audit Committee of the Board of Directors1

      The Board of Directors adopted the charter of the Audit Committee in July 2000, and amended the charter in September 2002 and February 2004. A copy of the amended charter is included in this proxy statement as Appendix A.

      Each member of the Audit Committee is independent in accordance with the independence requirements of the Nasdaq Stock Market and the rules and regulations of the Securities and Exchange Commission (“SEC”), as such requirements are defined as of the mailing date of this proxy statement. The members of the Audit Committee also comply with the experience requirements of the Nasdaq Stock Market and SEC rules and regulations, as such requirements are defined as of the mailing date of this proxy statement.

      The Audit Committee is responsible for recommending to the Board of Directors that the Company’s financial statements be included in the Company’s annual report. The Audit Committee took a number of

      1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

steps in making this recommendation for fiscal year 2004. First, PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for fiscal year 2004, communicated to and discussed with the Audit Committee those matters that are required to be discussed under applicable auditing standards, including information regarding the scope and results of the audit and the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed PricewaterhouseCoopers LLP’s independence from the Company with PricewaterhouseCoopers LLP and received written disclosure from PricewaterhouseCoopers LLP concerning independence as required under applicable independence standards for auditors of public companies, including the matters in the written disclosures required by the Independence Standards Board of Directors Standards No. 1 (Independence Discussion with Audit Committees). This discussion and disclosure informed the Audit Committee of PricewaterhouseCoopers LLP’s independence, and assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed, with Company management and PricewaterhouseCoopers LLP, the Company’s audited consolidated balance sheets at June 30, 2004 and 2003, and consolidated statements of operations, cash flows and stockholders’ equity for each of the years ended June 30, 2004, 2003 and 2002. Based on the discussions with PricewaterhouseCoopers LLP concerning the audit, the independence discussions, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that these financial statements be included in the Company’s 2004 Annual Report on Form 10-K for filing with the SEC.

The Audit Committee:

LEONARD J. LEBLANC, Chairman
CHIEH CHANG
JESSE W. JACK

Stockholder Communications with the Board of Directors

      Historically, the Company has not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, during the upcoming year the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to the Company’s website.

Code of Business Conduct and Ethics

      The Company has adopted the Oplink Communications, Inc. Code of Business Conduct and Ethics that applies to all officers, directors, employees and consultants. The Code of Business Conduct and Ethics is available on our website at www.oplink.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2

AMENDMENT TO AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Overview

      Our Board of Directors has unanimously approved a proposal to amend our certificate of incorporation to effect a reverse stock split of all outstanding shares of our common stock at an exchange ratio ranging from one-to-three to one-to-ten. The Board has recommended that this proposal be presented to our stockholders for approval. You are now being asked to vote upon amendments to our certificate of incorporation to effect this reverse stock split whereby a number of outstanding shares of our common stock between and including three (3) and ten (10), such number consisting only of whole shares, will be combined into one (1) share of our common stock. Pending stockholder approval, the Board will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of the Company and its stockholders, whether or not to effect a reverse stock split, and if so, the number of shares of our common stock between and including three (3) and ten (10) which will be combined into one (1) share of our common stock, at any time before the 2005 annual meeting of stockholders. The Board believes that stockholder approval of amendments granting the Board this discretion, rather than approval of a specified exchange ratio, provides the Board with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of the Company and its stockholders.

      The text of the forms of proposed amendments to our certificate of incorporation is attached to this proxy statement as Appendix B. By approving these amendments, stockholders will approve a series of amendments to our certificate of incorporation pursuant to which any whole number of outstanding shares between and including three (3) and ten (10) would be combined into one (1) share of our common stock, and authorize the Board to file only one (1) such amendment at any time prior to the next annual meeting of stockholders, as determined by the Board, and to abandon each amendment not selected by the Board. The Board may also elect not to do any reverse split.

      If approved by the stockholders and following such approval the Board determines that effecting a reverse stock split is in the best interests of the Company and its stockholders, the reverse stock split will become effective upon filing one such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Board within the limits set forth in this proposal to be combined into one share of our common stock.

      If the Board elects to effect a reverse stock split following stockholder approval, the number of issued and outstanding shares of common stock would be reduced in accordance with an exchange ratio determined by the Board within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The par value of our common stock would remain unchanged at $0.001 per share. The amendment would not change the number of authorized shares of common stock.

Reasons for the Reverse Stock Split

      The Board believes that a reverse stock split may be desirable for a number of reasons. First, the Board believes that a reverse stock split could improve the marketability and liquidity of our common stock. Second, the Board believes that a reverse stock split may allow us to avoid having our common stock delisted from the Nasdaq National Market for failing to maintain a minimum bid price of at least $1.00 per share. Third, a decrease in the number of outstanding shares of our common stock would reduce the amount of annual listing fees we pay in connection with listing of our common stock.

      The Board believes that the increased market price of our common stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of our common stock may be adversely affected by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split. The Board is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

      Our common stock is quoted on the Nasdaq National Market. In order for our common stock to continue to be quoted on the Nasdaq National Market, we must satisfy certain listing maintenance standards established by Nasdaq. Among other things, if the closing bid price of our common stock is under $1.00 per share for thirty (30) consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the ninety (90) calendar days following notification by Nasdaq, Nasdaq may delist our common stock from trading on the Nasdaq National Market. If our common stock were to be delisted, and our common stock does not qualify for trading on the Nasdaq SmallCap Market, our common stock would trade on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. Such alternative markets are generally considered to be less efficient than, and not as favorable as, the Nasdaq National Market.

      The Board expects that a reverse stock split of our common stock will increase the market price of our common stock so that we are better able to maintain compliance with the Nasdaq minimum bid price listing standard. However, the effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied. It is possible that the per share price of our common stock after the reverse split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of our common stock may be based also on other factors which may be unrelated to the number of shares outstanding, including our future performance. In addition, there can be no assurance that we will not be delisted due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of our common stock remains in excess of $1.00. Notwithstanding the foregoing, the Board believes that the proposed reverse stock split, when implemented within the proposed exchange ratio range, will result in the market price of our common stock remaining above the necessary $1.00 minimum bid price requirement.

Board Discretion to Implement the Reverse Stock Split

      If the reverse stock split is approved by our stockholders, it will be effected, if at all, only upon a determination by the Board that a reverse stock split (with an exchange ratio determined by the Board as described above) is in the best interests of the Company and its stockholders. Such determination shall be based upon certain factors, including existing and expected marketability and liquidity of our common stock, meeting the listing requirements for the Nasdaq National Market, prevailing market conditions and the likely effect on the market price of our common stock. Notwithstanding approval of the reverse stock split by the stockholders, the Board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split prior to the next annual meeting of stockholders, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board fails to implement any of the reverse stock splits prior to the next annual meeting of stockholders, stockholder approval again would be required prior to implementing any reverse stock split.

Effects of the Reverse Stock Split

      After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of our common stock. However, the proposed reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us, except to the extent that the reverse split results in any of our stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to reverse stock split would continue to hold 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split).

      Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder’s proportionate equity interest in the Company (subject to the treatment of fractional shares), the number of authorized shares of common stock will not be reduced. This will increase the ability of the Board to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our certificate of incorporation or bylaws.

      The proposed reverse stock split will reduce the number of shares of common stock available for issuance under our the 2000 Equity Incentive Plan, the 2000 Stock Purchase Plan, the 1995 Stock Option Plan, the 1998 Stock Option Plan in proportion to the exchange ratio selected by the Board within the limits set forth in this proposal. We also have certain outstanding stock options to purchase shares of our common stock. Under the terms of the outstanding stock options, the proposed reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options. In connection with the proposed reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

      If the proposed reverse stock split is implemented, it will increase the number of stockholders of the Company who own “odd lots” of less than 100 shares of our common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

      Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. If the proposed reverse stock split is implemented, our common stock will continue to be reported on the Nasdaq National Market under the symbol “OPLK” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

      The proposed reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the exchange ratio selected by the Board in the manner described above, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

Effective Date

      The proposed reverse stock split would become effective as of 5:00 p.m. Eastern Time on the date of filing of a certificate of amendment to our certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with reverse stock split ratio determined by the Board within the limits set forth in this proposal.

Payment for Fractional Shares

      No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of our common stock on the effective date as reported on the Nasdaq National Market by (ii) the number of shares of our common stock held by such stockholder that would otherwise have been exchanged for such fractional share interest.

Exchange of Stock Certificates

      As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the “exchange agent.” Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Accounting Consequences

      The par value per share of our Common Stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of our Common Stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

      Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights with respect to our proposed amendments to our charter to effect the reverse split and we will not independently provide our stockholders with any such right.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

      The following is a summary of important tax considerations of the proposed reverse stock split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”), stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

      The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

      A holder of the pre-reverse split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

      No gain or loss will be recognized by the Company as a result of the reverse stock split.

The Board of Directors Recommends

a Vote in Favor of Proposal 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED ACCOUNTING FIRM

      The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2005 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

      Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Auditors’ Fees

      The following table represents aggregate fees billed to the Company for fiscal years ended June 30, 2004 and 2003, by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

	Fiscal Year Ended

	2004	2003

Audit Fees:
Audit, Review and Preparation — Audit of consolidated financial statements, review of interim financial statements and assistance with SEC filings	365,900	287,500

Audit-Related Fees:
Due diligence related to merger and acquisitions, accounting consultations in connection with acquisitions, internal control reviews and consultation concerning financial accounting and reporting standards	97,500	69,800

Tax Fees:
Tax Compliance — Preparation and review of income tax returns	15,400	47,000

Total Fees	$478,800	$404,300

      All of the fiscal 2004 fees described above were pre-approved by the Audit Committee (or its authorized delegate). The Audit Committee has determined the rendering of all other non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the auditor’s independence.

      During the fiscal year ended June 30, 2004, only full-time permanent employees of PricewaterhouseCoopers LLP worked on the Company’s financial audit.

Pre-Approval Policies and Procedures

      The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. Pre-approval is provided as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. Mr. LeBlanc, the chairman of the Audit Committee, has also been authorized to pre-approve non-audit services, provided that any such approvals must be reported to the full Audit Committee at its next scheduled meeting.

The Board of Directors, on behalf of the Audit Committee,

Recommends a Vote in Favor of Proposal 3.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of the Company’s common stock as of July 31, 2004 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership (1)

	Number of	Percent of
Beneficial Owner	Shares	Total

Directors and Executive Officers
Joseph Y. Liu(2)	2,711,758	1.81%
Bruce D. Horn(3)	1,045,222	*
River Gong(4)	528,981	*
Chieh Chang(5)	6,160,983	4.17%
Herbert Chang(6)	18,048,226	12.18%
Jesse W. Jack(7)	130,958	*
Leonard J. LeBlanc(8)	170,062	*
Xinglong Wang(9)	152,058	*
All executive officers and directors as a group (8 persons)(10)	28,948,248	18.97%
5% Stockholders
Chao-Jung and Chen Hwa Chang	10,081,000	6.83%
H.S. Liu	7,533,336	5.11%
The InveStar Entities(11)	17,359,935	11.77%
LeRoy C. Kopp and Kopp Investment Advisors, Inc.(12)	9,914,224	6.72%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 147,507,621 shares outstanding on July 31, 2004, adjusted as required by rules promulgated by the SEC.

(2)	Includes 2,395,833 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of July 31, 2004.

(3)	Includes 1,009,979 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of July 31, 2004.

(4)	Includes 442,396 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of July 31, 2004.

(5)	Includes 181,583 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of July 31, 2004 and 5,979,400 shares held in the Chieh and Lily Chang Trust, for which Mr. and Mrs. Chang serve as trustees.

(6)	Includes 688,291 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of July 31, 2004 and 17,359,935 shares held by the InveStar Entities (as defined in footnote 16). Mr. Chang is the Managing Partner of Forefront Venture Partners, L.P. and the President of InveStar Capital, Inc., the management company for InveStar Burgeon Venture Capital, Inc., InveStar Dayspring Venture Capital, Inc. and InveStar Excelsus Venture Capital (Int’l), Inc., LDC.

Mr. Chang has voting and investment control over the shares. Mr. Chang disclaims beneficial ownership of the shares held by the InveStar Entities, except to the extent of his pecuniary or partnership interests.

(7)	Includes 130,958 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of July 31, 2004.

(8)	Includes 169,062 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of July 31, 2004. Excludes 1,000 shares registered in the name of Steven LeBlanc, Mr. LeBlanc’s son. Mr. LeBlanc disclaims beneficial ownership as to such shares.

(9)	Includes 145,833 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of July 31, 2004.

(10)	Includes 5,163,935 shares issuable upon the exercise of options that will be exercisable within sixty (60) days of July 31, 2004.

(11)	Consists of 11,858,339 shares owned by InveStar Burgeon Venture Capital, Inc., 1,129,875 shares owned by InveStar Dayspring Venture Capital, Inc., 2,592,708 shares owned by InveStar Excelsus Venture Capital (Int’l), Inc., LDC, and 1,779,013 shares owned by Forefront Venture Partners, L.P. (collectively the “Investar Entities”). Mr. Chang is the President of InveStar Capital, Inc, the management company for InveStar Burgeon Venture Capital, Inc., InveStar Dayspring Venture Capital, Inc. and InveStar Excelsus Venture Capital (Int’l), Inc., LDC. Mr. Chang has voting and investment control over the shares. Mr. Chang disclaims beneficial ownership of the shares held by the InveStar Entities, except to the extent of his pecuniary or partnership interests.

(12)	Consists of 1,589,000 shares beneficially owned by LeRoy C. Kopp, of which Mr. Kopp has sole voting and investment power, and 8,325,224 shares held by Kopp Investment Advisors, LLC, of which Kopp Investment Advisors, LLC has sole voting power for 7,141,324 shares, sole investment power for 3,850,000 shares and shared investment power for 4,475,224 shares.

EXECUTIVE OFFICERS OF THE COMPANY

      The names of the executive officers of the Company and certain information about them, including their ages as of August 31, 2004, are set forth below:

Name	Age	Position

Joseph Y. Liu	53	Chief Executive Officer, President and Director
Bruce D. Horn	53	Chief Financial Officer and Treasurer
River Gong	41	Vice President, Sales
Yanfeng Yang	41	General Manager, China Operations

      Biographical information about Mr. Liu is set forth under Proposal 1 above.

      Bruce D. Horn has served as our Chief Financial Officer and Treasurer since April 2000. Prior to joining Oplink, Mr. Horn was a consultant at The Brenner Group, a consulting firm, from February 2000 to April 2000. From January 1993 to February 2000, Mr. Horn was the Vice President of Finance and Chief Financial Officer, and from March 1991 to January 1993 he was Director of Finance and Chief Financial Officer, of Larscom Incorporated, a telecommunications company. Mr. Horn received his B.A. in Accounting from the University of Northern Iowa, and his M.B.A. in Finance from California State University at Hayward.

      River Gong has served as our Vice President of Sales since February 2003. From January 2001 to February 2003, Ms. Gong served as our Senior Director of Sales, from May 1999 to January 2001 she was Director of Sales, and from January 1998 to May 1999 she was Sales Manager. Prior to joining Oplink, Ms. Gong was Division Manager and Sales Manager of MP Fiber Optics (now Global Opticom), a fiber optics company, from January 1995 to December 1997. Prior to that, she was an architect in China for five years. Ms. Gong received her B.S. in Architecture from Harbin Institute University.

      Yanfeng Yang has served as our General Manager, China Operations since August 2004 and from January 1999 to August 2004, he served in various positions with us, including General Manager, Shanghai

Operation, CEO Staff, Vice President of Global Manufacturing/Operations, Senior Director of United States Operation and Research and Development Manager. From March 1993 to January 1999, Mr. Yang was the Director of the Research Institute of Optoelectronics at China Daheng Corporation, a photonics high technology company of the Chinese Academy of Sciences. Mr. Yang received his B.S., M.S. and Ph.D. in Optical Engineering from Beijing Institute of Technology, China.

Section 16(A) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except as set forth immediately below. During fiscal 2004, Mr. Wang, a former executive officer of the Company, timely reported all transactions, but reported an incorrect exercise price for the options covered by the report and the grant data of the options was reported incorrectly. This error was corrected on a Form 3 report and a Form 4 report by amending the previous Form 3 and Form 4 reports, respectively.

Compensation of Directors

      Each non-employee director of the Company receives a retainer of $20,000, payable on a quarterly basis. In the fiscal year ended June 30, 2004, the total compensation paid to non-employee directors was $80,000. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

      Each non-employee director of the Company also receives stock option grants under the 2000 Equity Incentive Plan (the “2000 Plan”). Option grants under the 2000 Plan are non-discretionary. On the day after each annual meeting of stockholders, each non-employee director who is elected at such annual meeting will automatically be granted an option to purchase 72,000 shares of Common Stock of the Company under the 2000 Plan. These grants will vest over a three-year period on a monthly basis. Any non-employee director who is elected or appointed to the Board of Directors during a three-year term will automatically be granted an option to purchase a pro rata portion of shares based on the number of months remaining in the term. The exercise price of options granted under the 2000 Plan will be equal to the fair market value of the Common Stock on the date of the option grant. The term of options granted is ten years and must be exercised within two years after the optionee ceases providing services to the Company, but in no event later than the expiration of the option’s term. In the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company’s assets or other change-in-control transaction involving the Company, each option held by a non-employee director granted under the automatic provisions of the 2000 Plan shall immediately vest in full.

      Effective October 2002, in addition to the above automatic option grants to non-employee directors under the Company’s 2000 Plan, non-employee directors also are entitled to receive an option to purchase 15,000 shares of Common Stock under the 2000 Plan for each committee (other than special committees established for certain limited purposes) on which a non-employee director is appointed to serve, or was serving as of such date. These additional option grants vest on a monthly basis over a two-year period and are subject to acceleration of vesting upon a change-in-control transaction and the two-year post-termination exercise period available to directors as described above. Each of the non-employee directors also received a one-time grant of an option to purchase 40,000 shares of Common Stock in October 2002.

      The following table sets forth information with respect to stock option grants made in the last fiscal year to the Company’s non-employee directors:

	Number of Securities
	Underlying Options	Exercise Price
Name	Granted	($/Sh)

Leonard LeBlanc	72,000	$2.48
Jesse Jack	72,000	$2.48

      The exercise price for all grants is the closing price of the Company’s Common Stock on the Nasdaq National Market on the date of grant. No options had been exercised by directors in the last fiscal year.

Compensation of Executive Officers

Summary of Compensation

      The following table shows for the fiscal years ended June 30, 2002, 2003 and 2004, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other three (3) most highly compensated executive officers at June 30, 2004.

Summary Compensation Table

						Long-Term
			Annual Compensation			Compensation Awards

				Other Annual		Securities Underlying	Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)		Options (#)	Compensation ($)

Joseph Y. Liu(1)	2004	150,000	—	—		—	—
President and Chief	2003	103,269	—	—		5,000,000	810 (2)
Executive Officer	2002	77,726	—	—		1,500,000	—
Bruce D. Horn	2004	225,000	—	—		—	—
Chief Financial Officer	2003	225,000	—	—		—	—
and Treasurer	2002	225,000	—	—		750,000	—
River Gong	2004	131,538	—	73,011	(3)	200,000	—
Vice President, Sales	2003	128,750	—	61,057	(3)	—	—
	2002	130,000	—	97,770	(3)	200,000	—
Xinglong Wang	2004	107,308	—	—		500,000	—
Vice President,	2003	—	—	—		—	—
Operations	2002	—	—	—		—	—

(1)	Mr. Liu resigned as Chief Executive Officer and an employee in November 2001 and therefore, the amount for fiscal 2002 is for less than a full year. Mr. Liu became President and Chief Executive Officer in October 2002 and therefore, the amount for fiscal 2003 is for less than a full year.

(2)	Represents a waiver for medial insurance.

(3)	Represents commission pay.

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of June 30, 2004.

	Number of Securities	Weighted-average	Number of Securities
	to be Issued Upon	Exercise Price of	Remaining Available for
	Exercise of Outstanding	Outstanding Options,	Issuance Under Equity
Plan Category	Options, Warrants and Rights	Warrants and Rights	Compensation Plans(1)

Equity compensation plans approved by security holders(2)	19,794,330	$2.2665	35,456,906
Equity compensation plans not approved by security holders	—	—	—
Total	19,794,330		35,456,906

(1)	Excludes the securities reflected in the first column of this table. Each year on January 1, starting January 1, 2001 and ending January 1, 2010, the aggregate number of shares of Common Stock that may be issued pursuant to stock awards under the 2000 Plan is automatically increased by the greater of the total number of shares of Common Stock for which stock options, stock bonuses and stock purchase rights were granted in the preceding year, or 5.0% of the total number of shares of Common Stock outstanding on that date (or a lesser amount as determined by the Board of Directors for each year). Each year on January 1, starting January 1, 2001 and ending January 1, 2010, the aggregate number of shares of Common Stock that may be issued under the 2000 Employee Stock Purchase Plan (the “ESPP”) is automatically increased by the greater of the total number of shares issued under the ESPP during the preceding calendar year or 1.5% of the number of shares of Common Stock outstanding on that date (or a lesser amount as determined by the Board of Directors for each year). The Board of Directors elected not to automatically increase the number of authorized shares reserved under both the 2000 Plan and the ESPP as of January 1, 2004.

(2)	These plans consist of: (i) the 1995 Stock Option Plan (the “1995 Plan”), (ii) the 1998 Stock Option Plan (the “1998 Plan”), (iii) the 2000 Plan and (iv) the ESPP.

STOCK OPTION GRANTS AND EXERCISES

      The Company grants options to its executive officers under its 2000 Plan and, previously, under the 1998 Plan and 1995 Plan. As of August 31, 2004, options to purchase a total of 18,946,173 shares were outstanding under the 2000, 1998 and 1995 Plans (the “Plans”) and options to purchase 36,250,313 shares remained available for grant under the Plans. The term of options granted is generally ten (10) years.

      The following tables show for the fiscal year ended June 30, 2004, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants					Potential Realizable Value
at Assumed Annual
	Number of	% of Total				Rates of Stock Price
	Securities	Options				Appreciation
	Underlying	Granted to				for Option Term(2)
	Options	Employees in	Exercise	Market Value on	Expiration
Name	Granted (#)	Fiscal Year(1)	Price ($/Sh)	Grant Date	Date	5% ($)	10% ($)

Joseph Y. Liu	—	—	—	—	—	—	—
Bruce D. Horn	—	—	—	—	—	—	—
River Gong	200,000	4.2%	$1.90	$1.90	09/03/2013	$238,980	$605,622
Xinglong Wang	500,000	10.5%	$1.62	$1.62	08/14/2013	$509,405	$1,700,934

(1)	The total number of shares subject to options granted to employees of the Company in fiscal 2004 was 4,746,700.

(2)	The potential realizable value is calculated based on the exercise price of options granted in fiscal 2004, assuming that the stock appreciates in value from the date of grant until the end of the option term at the annual rate specified (5% and 10%). Potential realizable value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the SEC, and do not represent the Company’s estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the option holders’ continued employment through the exercise/vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR,

AND FISCAL YEAR END OPTION VALUES

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options
	Shares		Year End (#)		at June 30, 2004 ($)(2)
	Acquired on	Value Realized
Name	Exercise (#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Joseph Y. Liu	—	—	2,083,333	2,916,667	$2,618,750	$3,666,250
Bruce D. Horn	111,375	$220,832	936,541	264,584	95,918	315,000
River Gong	90,000	232,607	367,918	277,084	341,903	88,000
Xinglong Wang	—	—	—	500,000	—	150,000

(1)	The “Value Realized” is based on the closing price of the Company’s Common Stock as quoted on the Nasdaq National Market on the date of exercise, minus the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

(2)	Market value of the underlying securities is based on the closing price of $1.92 of the Company’s Common Stock on June 30, 2004 with respect to in-the-money options (i.e. options with an exercise price less than the market value), less the exercise price payable for such shares.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND

CHANGE-IN-CONTROL ARRANGEMENTS

      We have entered into an executive corporate event agreement with Mr. Liu that provides for full acceleration of all unvested options, a severance payment in the amount of $300,000 and payment by us of the COBRA premiums necessary to continue Mr. Liu’s health insurance benefits for up to twelve (12) months following his employment termination date, upon his termination of employment by the Company without cause or Mr. Liu’s voluntary termination with good reason in connection with a change of control. In such event, Mr. Liu is also entitled to an extended post-termination exercise period of up to twenty-four (24) months with respect to his stock options.

      We have entered into an executive corporate event agreement with Mr. Horn that provides for full acceleration of all unvested options, a severance payment in the amount of $225,000 and payment by us of the COBRA premiums necessary to continue Mr. Horn’s health insurance benefits for up to twelve months following his employment termination date, upon his termination of employment by the Company without cause or Mr. Horn’s voluntary termination with good reason in connection with a change of control. In such event, Mr. Horn is also entitled to an extended post-termination exercise period of up to twelve (12) months with respect to certain stock options and up to twenty-four (24) months with respect to other stock options.

      We have entered into an executive corporate event agreement with Ms. Gong that provides for full acceleration of all unvested options upon her termination of employment by the Company without cause or Ms. Gong’s voluntary termination with good reason in connection with a change of control. In such event, Ms. Gong is also entitled to an extended post-termination exercise period of up to twelve (12) months with respect to certain stock options and up to twenty-four (24) months with respect to other stock options.

      We have entered into an executive corporate event agreement with Mr. Yang that provides for full acceleration of all unvested options upon her termination of employment by the Company without cause or Mr. Yang’s voluntary termination with good reason in connection with a change of control. In such event, Mr. Yang is also entitled to an extended post-termination exercise period of up to twelve (12) months with respect to certain stock options and up to twenty-four (24) months with respect to other stock options.

      Pursuant to the provisions of the 2000 Plan, in the event of a change of control, all options granted pursuant to the 2000 Plan to our directors will become fully vested and exercisable. In addition, each member of the Board of Directors may exercise their vested stock options for a two-year period after such director ceases providing services to us.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION2

      The Compensation Committee is currently composed of two non-employee directors: Herbert Chang and Chieh Chang. The Compensation Committee is responsible for establishing the Company’s compensation programs for all employees, including the Chief Executive Officer and other executive officers. For executive officers, the Compensation Committee evaluates performance and determines compensation policies and levels.

Compensation Philosophy

      The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract and retain the highest quality executive officers and other key employees, reward them for the Company’s progress and motivate them to enhance long-term stockholder value. Key elements of this philosophy are as follows:

•	The Company pays base salaries that are generally competitive with comparable technology companies, both inside and outside its industry, with which the Company competes for talent. To ensure that its salaries are sufficient to attract and retain highly qualified executive officers and other key employees, the Company compares its salary levels with those paid by other fiber optic and telecommunication companies and sets its parameters based on this comparison.

•	The Company maintains short- to long-term equity-based incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•	The Company provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to the Company’s business challenges and opportunities as owners and not just as employees.

      Base Salary. The Compensation Committee annually reviews each executive officer’s base salary. When reviewing base salaries, the Compensation Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. In general, the salaries and stock options awarded to executive officers are not determined by the Company’s achievement of specific corporate performance criteria but rather a subjective evaluation of the officer’s performance and contribution to the Company’s long-term success.

      Equity-Based Incentives. The Company’s long-term incentive program consists of stock option grants under its 2000 Plan. In fiscal 2004, the Company granted an option to purchase 200,000 shares of Common Stock to River Gong, its Vice President of Sales under the 2000 Plan. The Compensation Committee awarded

      2 This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

this grant to incentivize Ms. Gong to continue to increase sales of the Company’s products in order to maximize stockholder value over the next several years.

      The 2000 Plan utilizes a combination of vesting plans designed to enhance the long-term goals of the Company. Options granted under the 2000 Plan generally vest over a four-year period and expire 10 years from the date of grant. Through option grants, executives and employees receive significant equity incentives to build long-term stockholder value. Grants are made at not less than 85% of fair market value on the date of grant. Executives receive value from these grants only if the Company’s Common Stock appreciates over the long-term.

      In awarding stock options, the Compensation Committee and the Board of Directors considers individual performance, overall contribution to the Company, retention, the number of stock options previously granted to such individual and whether such options were vested or unvested, and the total number of stock options to be awarded. The stock options awarded in the fiscal year ending June 30, 2004 to executive officers reflect the Company’s compensation policy to retain and reward executives and employees contributing to the Company’s accomplishments in the fiscal year ending June 30, 2004 and the overall long-term success of the Company.

Chief Executive Officer Compensation

      Mr. Liu’s base salary is $150,000. He received no other compensation during fiscal year ending June 30, 2004.

      The Committee uses the same procedures described above for the other executive officers in setting the annual salary and stock option awards for the Company’s Chief Executive Officer. The Chief Executive Officer was not awarded stock options in the fiscal 2004 because he received a significant stock option award in fiscal 2003 and that further awards were not necessary to align the Chief Executive Officer’s compensation with the Company’s business objectives and performance.

Federal Tax Considerations

      Section 162(m) of the Internal Revenue Code (the “Code”) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year will exceed $1 million, and therefore the Compensation Committee has not established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as “performance-based compensation.” The Committee intends to satisfy the requirements for “performance-based compensation” with respect to compensation awarded to its named executive officers whenever possible and to the extent then practicable.

Summary

      Through the plans described above, a significant portion of the Company’s executive compensation program, including the Chief Executive Officer’s compensation, depends on the Company’s performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company’s business may result in highly variable compensation for a particular time period.

The Compensation Committee:

Herbert Chang, Chairman
Chieh Chang

Compensation Committee Interlocks and Insider Participation

      As noted above, the Company’s Compensation Committee consists of Chieh Chang and Herbert Chang. Messrs. Chieh Chang and Herbert Chang serve as directors of eBest Software, Inc. In addition, Herbert Chang is President of InveStar Capital, Inc. which beneficially holds approximately 10.1% of the outstanding shares of eBest Software, assuming conversion of all instruments convertible into equity securities.

      During the fiscal year ended June 30, 2004, no executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that had one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON1

      The following graph shows the total stockholder return of an investment of $100 in cash on October 3, 2000 (the date of the Company’s initial public offering) for (i) the Company’s Common Stock, (ii) the Nasdaq Composite Index and (iii) the Nasdaq Telecommunications Index. All values assume reinvestment of the full amount of all dividends and are calculated as of the end of each fiscal quarter during the periods presented:

CERTAIN TRANSACTIONS

      The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

      Reference is also made to the employment agreements, termination of employment and change-in-control arrangements described under “Executive Compensation” in this proxy statement.

      The Company believes that each of the foregoing transactions were in the best interests of the Company and its stockholders. As a matter of policy all future transactions between the Company and any of its officers, directors or principal stockholders will be ratified or approved by a majority of the independent and

      1 This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

disinterested members of the Board of Directors. Furthermore, the transactions will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with a bona fide business purpose.

HOUSEHOLDING OF PROXY MATERIALS

      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

      This year, a number of brokers with account holders who are Oplink stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Oplink Communications, Inc., Bruce D. Horn, Chief Financial Officer, 3469 North First Street, San Jose, CA 95134 or contact Mr. Horn at (408) 433-0606. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

ERIC C. JENSEN
Secretary

October 8, 2004

      A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended June 30, 2004 is available without charge upon written request to: Corporate Secretary, Oplink Communications, Inc., 3469 North First Street, San Jose, CA 95134-1803.

APPENDIX A

OPLINK COMMUNICATIONS, INC.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Organization

      The Audit Committee of the Board of Directors of Oplink Communications, Inc. (the “Company”) shall consist of at least three members of the Board of Directors (the “Board”). The Audit Committee shall meet the independence and financial experience requirements of The Nasdaq Stock Market Inc. (“Nasdaq”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). In particular, no Audit Committee member shall be an employee of the Company and each member shall be free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the Board of Directors, in accordance with the independence requirements of Nasdaq and the SEC. The members of the Audit Committee shall also be able to read and understand the financial statements of the Company and otherwise comply with the financial literacy requirements of Nasdaq and SEC rules and regulations. To the extent mandated by the requirements of Nasdaq or the SEC, at least one member of the Committee shall be a “financial expert” within the meaning of such requirements.

Statement of Policy

      The Audit Committee shall provide assistance to the Board in fulfilling its responsibility to the stockholders, potential stockholders, and investment community relating to corporate accounting and reporting practices of the Company, including the Company’s systems of internal controls, and the quality and integrity of the financial reports of the Company, as well as the qualifications, independence and performance of the firm or firms of certified public accountants engaged as the Company’s independent outside auditors (the “Auditors”). In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the Company’s directors, Auditors and management team. The Audit Committee shall also establish procedures, and maintain easy access to the Audit Committee, for all employees and consultants to the Company to voice concerns and report potential misconduct to the Audit Committee. The Audit Committee shall have a clear understanding with management and the Auditors that the Auditors are to report directly to the Audit Committee, and that the Auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company’s stockholders.

Authority

      The Audit Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Audit Committee to discharge his or her responsibilities hereunder. The Audit Committee shall have authority to retain, at the Company’s expense, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Audit Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company attend any meeting of the Audit Committee or meet with any member of the Audit Committee or any of its special legal, accounting or other advisors and consultants.

Responsibilities

      In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

      In carrying out these responsibilities, the Audit Committee shall:

Relationship with the Independent Auditors

      1) Have sole authority to hire and terminate the Auditors.

      2) Negotiate, execute and approve the engagement letter to be entered into between the Company and its Auditors, and establish the compensation to be received by the Auditors to perform any and all services, which approval may be delegated pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Audit Committee members (as permitted under the rules and regulations of the SEC and listing requirements of Nasdaq).

      3) Evaluate on a periodic basis the performance and qualifications of the Auditors engaged to audit the financial statements of the Company and its divisions and subsidiaries.

      4) Monitor the rotation of the partners of the Auditors on the Company’s audit engagement team as required by applicable law.

      5) Have the sole authority to approve non-audit services to be performed by the Auditors, but only as permitted by the Nasdaq rules and the rules and regulations of the SEC, which authority the Audit Committee may delegate to one or more members of the Audit Committee from time to time, including delegation of preapproval authority.

      6) At least annually, receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company consistent with Independence Standards Board Standard No. 1, and consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and take appropriate action to ensure the objectivity and independence of the Auditors.

      7) Have the sole authority to approve the hiring of any employee who is employed by the Auditor, or has been employed by an independent auditor within the five years prior to the date of determination whether or not to hire such employee.

      8) Meet with the Auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the Auditors.

Review Procedures

      9) Review with the Auditors and the Company’s financial and accounting personnel (including, if applicable, the Company’s internal auditor) the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

      10) Review and discuss with management and the Auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.

      11) Review with the Auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

      12) Review the financial statements contained in the annual report to stockholders and other public filings or disclosures with management and the Auditors, as well as any significant correcting adjustments identified by the Auditors or disagreements between management and the Auditors, to determine that the

Auditors are satisfied with the disclosure and content of such financial statements. Any changes in accounting principles should also be reviewed.

      13) Review the financial statements and “Management’s Discussion and Analysis” section of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

      14) Review and approve (to the extent not previously approved by the Company’s Board of Directors) related party transactions as such term is used by SFAS No. 57 or as otherwise required to be disclosed in the Company’s financial statements or periodic filings with the SEC. It is management’s responsibility to bring such related party transactions to the attention of the Audit Committee.

      15) Discuss with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates (including material changes in estimates), any material audit adjustments proposed by the Auditors and immaterial adjustments not recorded, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Audit Committee by the Auditors under generally accepted auditing standards.

      16) Review, prior to announcement or filing, Company earnings releases and other disclosures containing financial information (including the substance of financial information and earnings guidance provided therein) for the purpose of ensuring that such earnings releases and other disclosures properly disclose financial information presented in accordance with GAAP and, to the extent non-GAAP information is included, adequately disclose how such non-GAAP information differs from the comparable GAAP information and that such non-GAAP information is not given undue prominence or otherwise provide misleading presentations of the Company’s results of operations or financial condition.

      17) Meet with the Auditors and the Company’s management (and, if applicable, the Company’s internal auditor) in separate executive sessions to discuss any matters that the Audit Committee, the Auditors or management believe should be discussed privately with the Audit Committee. Discuss and evaluate, among other things, the cooperation received by the Auditors during their audit examination, including their access to all requested records, data and information, the sufficiency of the Company’s financial, accounting and auditing personnel, and the responsiveness of the Auditors to the Company’s needs.

      18) Review with management and the Auditors significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under GAAP related to material items discussed with management, and any other significant reporting issues and judgments.

      19) Review with counsel, the Auditors and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements, compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

      20) Review accounting and financial human resources planning within the Company.

Other Responsibilities

      21) Investigate any matter brought to the attention of the Audit Committee within the scope of its duties, with the power to retain and pay for, out of Company funds, outside counsel, separate accountants and other advisors if, in its judgment, such retention or investigation is appropriate.

      22) Review and assess the adequacy of this charter annually (or such other times as appropriate or desirable) and recommend any proposed changes to the Board for approval.

      23) Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee meeting with, the Board.

      24) Prepare/review the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

      25) Establish and maintain procedures for, and a policy of, open access to the members of the Audit Committee by the employees and consultants to the Company to enable the employees and consultants to bring to the attention of the Audit Committee concerns held by such employees and consultants regarding the financial reporting of the Company, and to report potential misconduct to the Audit Committee.

      26) Report to the Board from time to time, or whenever it shall be called upon to do so, material issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Company’s Auditors or such other matters as the Audit Committee deems appropriate.

      27) Perform such other functions and have such power as it may deem necessary or advisable in the efficient and lawful discharge of the foregoing.

Qualified Legal Compliance Committee

      28) To serve as the qualified legal compliance committee and, as such, adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation under Rule 205.3 of the Rules of Professional Conduct for Attorneys Appearing and Practicing Before the Commission in the Representation of an Issuer. The Committee shall be authorized to cause an investigation where appropriate, including the hiring of legal and accounting advisors at the Company’s expense at the Committee’s sole discretion, determine and recommend appropriate remedial measures and report the results of the investigation to the Company’s chief legal officer, Chief Executive Officer and the Board. The Committee shall also be authorized to take appropriate action, including notifying the Securities and Exchange Commission, if the Company fails to implement an appropriate response recommended by the Committee.

      The operation of the Audit Committee shall be subject to the Bylaws as in effect from time to time and Section 141 of the Delaware General Corporation Law. It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Audit Committee, nor shall it be the Audit Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to generally accepted accounting principles or otherwise comply with applicable laws.

APPENDIX B

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
OPLINK COMMUNICATIONS, INC.
(A DELAWARE CORPORATION)

      Oplink Communications, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies that:

1. The name of the Corporation is Oplink Communications, Inc. The Corporation was originally incorporated under the name Oplink Merger Corporation.

2. The date of filing of the Corporation’s original Certificate of Incorporation was July 24, 2000.

3. The Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

4. Pursuant to Section 242 of the DGCL, the text of the Amended and Restated Certificate of Incorporation is hereby amended to add the following paragraph to Article IV:

“Effective at 5:00 p.m. Eastern Time on the date of filing of this Certificate of Amendment with the Delaware Secretary of State, every [*] outstanding shares of Common Stock of the Corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the Corporation and the authorized shares of the Corporation shall remain as set forth in this Certificate of Incorporation. No fractional shares shall be issued in connection with the foregoing stock split. In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount to such stockholder equal to the fair value of such fractional share as of the effective date of the foregoing split.”

      IN WITNESS WHEREOF, the undersigned has signed this certificate this                     day of                     , 200 , and hereby affirms and acknowledges under penalty of perjury that the filing of this Certificate of Amendment is the act and deed of Oplink Communications, Inc.

OPLINK COMMUNICATIONS, INC.

By: _______________________________________

Print Name: _______________________________________

Title: _______________________________________

*	By approving these amendments, stockholders will approve the combination of any whole number of shares of common stock between and including three (3) and ten (10) into one (1) share of common stock. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that number determined by the Board of Directors to be in the best interests of the Corporation and its stockholders. In accordance with these resolutions, the Board of Directors will not implement any amendment providing for a different split ratio.

B-1

Please date, sign and mail your
Proxy card back as soon as possible!

Annual Meeting of Stockholders
OPLINK COMMUNICATIONS, INC.

November 11, 2004

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Oplink Communications, Inc., 3469 North First Street, San Jose, California 95134-1803.

— PLEASE DETACH HERE AND MAIL IN ENVELOPE PROVIDED —

(Please sign, date and return
this proxy card in the
enclosed envelope.)

☒
Votes MUST be indicated (x) in Black or Blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NOMINEE FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect one (1) director to hold office until the 2007 Annual Meeting of Stockholders.

Nominee: Joseph Y. Liu

FOR nominee.	☐	WITHHOLD AUTHORITY to vote for nominee.	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

		FOR	AGAINST	ABSTAIN
PROPOSAL 2:	To approve proposed amendments to our Amended and Restated Certificate of Incorporation to affect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including three (3) and ten (10) shares would be combined into one share of our common stock and to authorize the Board of Directors to select and file one such amendment at anytime prior to the 2005 Annual Meeting of Stockholders, or at no time, at the discretion of the Board of Directors.	☐	☐	☐

THE BOARD OF DIRECTORS, ON BEHALF OF THE AUDIT COMMITTEE, RECOMMENDS A VOTE FOR PROPOSAL 3.

		FOR	AGAINST	ABSTAIN
PROPOSAL 3:	To ratify selection of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of the Company for its fiscal year ending June 30, 2005.	☐	☐	☐

To change your address, please mark this box.     ☐

To include any comments, please mark this box.     ☐

S C A N    L I N E

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Date	Share Owner sign here	Co-Owner sign here

OPLINK COMMUNICATIONS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 11, 2004

     The undersigned hereby appoints Joseph Y. Liu and Bruce D. Horn, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Oplink Communications, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Oplink Communications, Inc. to be held at Oplink’s corporate headquarters, 3469 North First Street, San Jose, CA, 95134-1803, on November 11, 2004 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Please Sign on Reverse Side)

OPLINK COMMUNICATIONS, INC.
C/O THE BANK OF NEW YORK
P.O. BOX 11453
NEW YORK, N.Y. 10203-0453